American Assets Trust, Inc. Reports Third Quarter 2013 Financial Results

FFO per share increases 8% and 17% year-over-year for the three and nine months ended September 30, 2013
Same-store cash NOI increases 4% and 9% year-over-year for the three and nine months ended September 30, 2013
Increases quarterly dividend 5% to $0.22 per share of common stock

SAN DIEGO, California - 11/5/2013 - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its third quarter ended September 30, 2013.

Financial Results and Recent Developments

•	Funds From Operations increased 8% and 17% to $0.39 and $1.15 per diluted share for the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012

•	Increasing 2013 annual guidance to a range of $1.50 to $1.53 of FFO per diluted share, a 2% increase over the prior midpoint

•	Increasing quarterly dividend 5% to $0.22 per share of common stock for the fourth quarter of 2013

•	Introducing 2014 annual guidance range of $1.54 to $1.62 of FFO per diluted share, a 4% increase over the 2013 annual guidance midpoint

•	Net income available to common stockholders of $4.2 million and $10.5 million for the three and nine months ended September 30, 2013, respectively, or $0.11 and $0.27 per diluted share, respectively

•	Same-store cash NOI increased 4% and 9%, respectively, for the three and nine months ended September 30, 2013, compared to the same periods in 2012

•	Embassy Suites—Waikiki Beach WalkTM increased Revenue per Available Room by 11% and 12%, respectively, for the three and nine months ended September 30, 2013, compared to the same periods in 2012

During the third quarter of 2013, the Company generated funds from operations (“FFO”) for common stockholders of $22.8 million, or $0.39 per diluted share, compared to $20.6 million, or $0.36 per diluted share, for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, the Company generated FFO for common stockholders of $66.0 million, or $1.15 per diluted share, compared to $55.9 million, or $0.98 per diluted share, for the nine months ended September 30, 2012. The increase in FFO from the corresponding period in 2012 was largely due to additional operating income from our 2012 acquisitions, primarily City Center Bellevue and Geary Marketplace.

Net income attributable to common stockholders was $4.2 million, or $0.11 per basic and diluted share, for the three months ended September 30, 2013 compared to $2.8 million, or $0.08 per basic and diluted share, for the three months ended September 30, 2012. For the nine months ended September 30, 2013, net income attributable to common stockholders was $10.5 million, or $0.27 per basic and diluted share, compared to net income attributable to common stockholders of $6.4 million, or $0.17 per basic and diluted share, for the nine months ended September 30, 2012. The increase in net income attributable to common stockholders was largely due to additional operating income from our 2012 acquisitions, as noted above.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2013	June 30, 2013	September 30, 2012
Total Portfolio
Retail	95.6%	96.6%	96.9%
Office	91.4%	92.9%	93.7%
Multifamily	96.7%	97.7%	96.2%
Mixed-Use:
Retail	97.9%	93.8%	97.4%
Hotel	88.7%	88.6%	90.2%

Same-Store Portfolio
Retail	95.5%	96.5%	96.9%
Office	96.9%	97.3%	99.1%
Multifamily	96.7%	97.7%	96.2%
Mixed-Use:
Retail	97.9%	93.8%	97.4%
Hotel	88.7%	88.6%	90.2%

During the third quarter of 2013, the Company signed 45 leases for approximately 138,700 square feet of retail and office space, as well as 310 multifamily apartment leases. Renewals accounted for 87.0% of the comparable retail leases, 81.8% of the comparable office leases and 67.4% of the residential leases.

Retail and Office
On a comparable space basis (i.e., leases for which there was a former tenant) during the third quarter of 2013, our retail and office leasing spreads are shown below:

Q3 2013	Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Contractual Rent Per Sq. Ft.	Prior Average Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	23	54,000	(1.2)%	$33.68	$34.08	4.5%
Office	11	53,000	0.4%	$31.44	$31.32	3.7%

Multifamily
At September 30, 2013, the average monthly base rent per leased unit was $1,410 compared to an average monthly base rent per leased unit of $1,370 at September 30, 2012.

Same-Store Operating Income
For the three and nine months ended September 30, 2013, same-store property operating income increased approximately 4.2% and 9.1%, respectively, on a cash basis and 3.4% and 5.7%, respectively, on a GAAP basis compared to the corresponding periods in 2012. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (2)
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Cash Basis:
Retail	$16,629	$16,141	3.0%	$50,748	$47,595	6.6%
Office	6,779	7,018	(3.4)	19,168	17,536	9.3
Multifamily	2,630	2,348	12.0	7,621	6,520	16.9
Mixed-Use	6,434	5,643	14.0	17,070	15,081	13.2
	$32,472	$31,150	4.2%	$94,607	$86,732	9.1%

GAAP Basis:
Retail	$16,728	$16,891	(1.0)%	$50,776	$49,235	3.1%
Office	7,493	7,444	0.7	20,921	20,398	2.6
Multifamily	2,630	2,348	12.0	7,621	6,520	16.9
Mixed-Use	6,383	5,447	17.2	16,704	14,686	13.7
	$33,234	$32,130	3.4%	$96,022	$90,839	5.7%

(1)
Same-store portfolio excludes 2012 acquisitions of City Center Bellevue and Geary Marketplace, Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and land held for development. 160 King Street is excluded from same-store portfolio, as it is classified as discontinued operations for all periods presented.

(2)
Same-store portfolio excludes 2012 acquisitions of One Beach Street, City Center Bellevue and Geary Marketplace, Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and land held for development. 160 King Street is excluded from same-store portfolio, as it is classified as discontinued operations for all periods presented.

On a same-store basis, retail property operating income decreased for the three months ended September 30, 2013 compared to the three months ended September 30, 2012 primarily due to a decrease in average percentage leased and lease termination fees that were received from tenants during the third quarter of 2012. On a same-store basis, retail property operating income increased for the nine months ended September 30, 2013 compared to the corresponding period in 2012 primarily due to a decrease in real estate taxes, substantially related to tax refunds received for Lomas Santa Fe Plaza and Alamo Quarry Market. The increase was also attributed to supplemental property taxes for fiscal year 2011 that were paid during 2012.

On a same-store basis, office property operating income increased for the three months ended September 30, 2013 compared to the three months ended September 30, 2012 on a GAAP basis due to lease termination fees received during the third quarter of 2013 and a decrease in maintenance expenses. On a same-store basis, office property operating income increased for the nine months ended September 30, 2013 compared to the corresponding period in 2012 primarily due to a decrease in maintenance expenses during 2013. The increase was also attributed to supplemental property taxes for fiscal year 2011 that were paid during 2012.

On a same-store basis, multifamily property operating income increased for the three and nine months ended September 30, 2013 compared to the corresponding periods in 2012 primarily due to an increase in average occupancy during 2013 and an increase in monthly base rent per leased unit. The increase for the nine months ended September 30, 2013 was also attributed to supplemental property taxes for fiscal year 2011 that were paid during 2012.

On a same-store basis, mixed-use property operating income increased for the three and nine months ended September 30, 2013 compared to the corresponding periods in 2012 primarily due to higher revenue per available room of $294 and $268, respectively, for the three and nine months ended September 30, 2013 compared to $266 and $239, respectively, for the three and nine months ended September 30, 2012. The increase in revenue per available room for the nine months ended September 30, 2013 is slightly offset by an increase in advertising and maintenance expenses for the period.

Development
The redevelopment opportunity at the Lloyd District Portfolio was approved by regulatory authorities during the third quarter of 2013 with ground breaking occurring in September 2013. The redevelopment includes upgrading the existing 238,000 square feet office tower (Lloyd 700), the addition of approximately 58,000 square feet of retail space, 657 multi-family units and approximately 1,200 subterranean parking stalls.  The redevelopment will be LEED certified and contain state of the art environmentally friendly features to be more efficient. Projected costs of the development are approximately $192 million, of which approximately $14 million has been incurred to date. We expect to incur the remaining costs for this project through 2015.

Additionally, our redevelopment efforts at Torrey Reserve Campus are ongoing, and we are currently under construction to increase office rentable space by approximately 81,500 square feet, which we expect to stabilize in 2015. Projected costs of the redevelopment are approximately $34 million, of which approximately $18 million has been incurred to date. We expect to incur the remaining costs for this project throughout 2013 and 2014.

Our redevelopment and development opportunities are subject to market conditions and may not ultimately come to fruition.

Balance Sheet and Liquidity
At September 30, 2013, the Company had gross real estate assets of $2.0 billion and liquidity of $290.0 million, comprised of cash and cash equivalents of $65.7 million and approximately $224.3 million of availability on its line of credit.

During the third quarter of 2013, no shares of our common stock were sold through our ATM equity program. For the nine months ended September 30, 2013, we issued 718,714 shares of common stock through the ATM equity program at a weighted average price per share of $35.09, resulting in net proceeds of $24.3 million. As of September 30, 2013, we had the capacity to issue up to an additional $124.8 million in shares of common stock under our ATM equity program. Actual future sales will depend on a variety of factors including, but not limited to, market conditions, the trading price of our common stock and our capital needs. We have no obligation to sell the remaining shares available for sale under the ATM equity program.

Dividends
The Company declared dividends on its shares of common stock of $0.21 per share for the third quarter of 2013. The dividends were paid on September 27, 2013.

In addition, the Company has declared a dividend on its common stock of $0.22 per share for the quarter ending December 31, 2013, which is a 5% increase over the prior quarterly dividend of $0.21 per share. The dividend will be paid on December 27, 2013 to stockholders of record on December 13, 2013.

Guidance
The Company increased its guidance for full year 2013 FFO per diluted share to a range of $1.50 to $1.53 per share from the prior range of $1.47 to $1.50 per share, an increase of 2% over the prior midpoint. Additionally, the Company is providing its initial guidance for full year 2014 FFO per diluted share to a range of $1.54 to $1.62 per share, an increase of 4% from the 2013 annual guidance midpoint. The Company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company's actual results may differ materially from these estimates.

Conference Call
The Company will hold a conference call to discuss the results for the third quarter 2013 on Wednesday, November 6, 2013 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-866-318-8616 and use the pass code 65034984. A telephonic replay of the conference call will be available beginning at 12:00 p.m. PT on Wednesday, November 6, 2013 through Wednesday, November 13, 2013. To access the replay, dial 1-888-286-8010 and use the pass code 74583018. A live on-demand audio webcast of the conference call will be available on the Company's website at www.americanassetstrust.com. A replay of the call will also be available on the Company's website.

Supplemental Information
Supplemental financial information regarding the Company's third quarter 2013 results may be found in the “Investor Relations” section of the Company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2013	December 31, 2012
Assets	(unaudited)
Real estate, at cost
Operating real estate	$1,900,185	$1,891,549
Construction in progress	62,478	32,183
Held for development	9,006	14,944
	1,971,669	1,938,676
Accumulated depreciation	(305,880)	(270,494)
Net real estate	1,665,789	1,668,182
Cash and cash equivalents	65,722	42,479
Restricted cash	10,065	7,421
Accounts receivable, net	7,579	6,440
Deferred rent receivables, net	31,665	29,395
Other assets, net	60,026	73,670
Total assets	$1,840,846	$1,827,587
Liabilities and equity
Liabilities:
Secured notes payable	$1,044,117	$1,044,682
Accounts payable and accrued expenses	41,256	29,509
Security deposits payable	5,010	4,856
Other liabilities and deferred credits	59,219	62,811
Total liabilities	1,149,602	1,141,858
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 40,448,393 and 39,664,212 shares outstanding at September 30, 2013 (unaudited) and December 31, 2012, respectively	405	397
Additional paid-in capital	691,389	663,589
Accumulated dividends in excess of net income	(40,007)	(25,625)
Total American Assets Trust, Inc. stockholders' equity	651,787	638,361
Noncontrolling interests	39,457	47,368
Total equity	691,244	685,729
Total liabilities and equity	$1,840,846	$1,827,587

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Rental income	$62,405	$58,310	$181,332	$165,058
Other property income	2,913	2,455	9,080	7,287
Total revenue	65,318	60,765	190,412	172,345
Expenses:
Rental expenses	17,430	16,478	50,402	46,802
Real estate taxes	5,768	6,094	16,044	17,078
General and administrative	4,031	3,894	12,658	11,530
Depreciation and amortization	16,648	16,094	50,614	45,277
Total operating expenses	43,877	42,560	129,718	120,687
Operating income	21,441	18,205	60,694	51,658
Interest expense	(14,764)	(14,247)	(44,244)	(42,176)
Other income (expense), net	(419)	8	(763)	(355)
Income from continuing operations	6,258	3,966	15,687	9,127
Discontinued operations
Results from discontinued operations	—	319	—	653
Net income	6,258	4,285	15,687	9,780
Net income attributable to restricted shares	(132)	(133)	(397)	(396)
Net income attributable to unitholders in the Operating Partnership	(1,903)	(1,335)	(4,752)	(3,022)
Net income attributable to American Assets Trust, Inc. stockholders	$4,223	$2,817	$10,538	$6,362
Basic net income from continuing operations attributable to common stockholders per share	$0.11	$0.07	$0.27	$0.16
Basic net income from discontinued operations attributable to common stockholders per share	—	0.01	—	0.01
Basic net income attributable to common stockholders per share	$0.11	$0.08	$0.27	$0.17
Weighted average shares of common stock outstanding - basic	39,816,753	38,673,617	39,439,488	38,663,352
Diluted net income from continuing operations attributable to common stockholders per share	$0.11	$0.07	$0.27	$0.16
Diluted net income from discontinued operations attributable to common stockholders per share	—	0.01	—	0.01
Diluted net income attributable to common stockholders per share	$0.11	$0.08	$0.27	$0.17
Weighted average shares of common stock outstanding - diluted	57,777,667	57,054,425	57,423,959	57,054,425
Dividends declared per common share	$0.21	$0.21	$0.63	$0.63

Reconciliation of Net Income to Funds From Operations
The Company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2013
Funds From Operations (FFO)
Net income	$6,258	$15,687
Depreciation and amortization of real estate assets	16,648	50,614
FFO, as defined by NAREIT	$22,906	$66,301
Less: Nonforfeitable dividends on incentive stock awards	(88)	(265)
FFO attributable to common stock and units	$22,818	$66,036
FFO per diluted share/unit	$0.39	$1.15
Weighted average number of common shares and units, diluted	57,987,760	57,634,269

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “Company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607